Exhibit 99

NEWS RELEASE For further information, contact Shelley Hickman, Director – Global Communications Tel: 414-768-4599 Fax: 414-768-5211 shickman@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS FOR

THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

South Milwaukee, Wisconsin, July 23, 2009—Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of high productivity mining equipment for surface and underground mining, announced today its summary unaudited financial results for the quarter and six months ended June 30, 2009.

Operating Results

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Sales	$724,436	$621,008	$1,330,180	$1,137,989
Cost of products sold	519,174	446,912	954,733	822,308

Gross profit	205,262	174,096	375,447	315,681
Selling, general and administrative expenses	63,015	59,383	124,068	118,864
Research and development expenses	9,200	10,359	18,576	18,510
Amortization of intangible assets	4,441	4,610	9,605	11,031

Operating earnings	128,606	99,744	223,198	167,276
Interest income	(844)	(1,929)	(2,430)	(4,130)
Interest expense	6,662	8,512	13,526	16,627
Other expense	618	769	5,643	1,536

Earnings before income taxes	122,170	92,392	206,459	153,243
Income tax expense	39,890	30,075	67,278	49,845

Net earnings	$82,280	$62,317	$139,181	$103,398

Net earnings per share:
Basic:

Net earnings per share	$1.11	$0.84	$1.87	$1.39
Weighted average shares	74,453,660	74,342,810	74,452,561	74,333,624
Diluted:
Net earnings per share	$1.08	$0.83	$1.84	$1.37

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Weighted average shares	76,012,075	75,272,435	75,487,089	75,238,982

Other Financial Data:
EBITDA (1)	$142,982	$114,022	$248,169	$196,960

Non-cash stock compensation expense (2)	$2,606	$2,157	$4,990	$3,979
Severance expenses (3)	3,385	910	3,681	1,190
Loss on disposal of fixed assets (4)	373	5	376	565
Inventory fair value adjustment charged to cost of products sold (5)	—	3,229	—	12,088

	$6,364	$6,301	$9,047	$17,822

(1)	EBITDA is defined as net earnings before interest income, interest expense, income tax expense, depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure Bucyrus’ liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to operating earnings under accounting principles generally accepted in the United States of America (“GAAP”) as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings to EBITDA and EBITDA to net cash provided by operating activities.
(2)	Reflects non-cash stock compensation expense related to equity incentive plans.
(3)	Reflects severance and early retirement expenses for personnel changes in the ordinary course.
(4)	Reflects losses on the disposal of fixed assets in the ordinary course.
(5)	In connection with the acquisition of DBT GmbH in 2007, inventories purchased were adjusted to estimated fair value. This adjustment was charged to cost of products sold as the inventory was sold.

EBITDA Reconciliation (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Net earnings	$82,280	$62,317	$139,181	$103,398
Interest income	(844)	(1,929)	(2,430)	(4,130)
Interest expense	6,662	8,512	13,526	16,627
Income tax expense	39,890	30,075	67,278	49,845
Depreciation	9,758	9,983	19,193	18,653
Amortization	5,236	5,064	11,421	12,567

EBITDA	142,982	114,022	248,169	196,960
Changes in assets and liabilities	(135,933)	(85,811)	(167,070)	7,578
Non-cash stock compensation expense	2,606	2,157	4,990	3,979
Loss on disposal of fixed assets	373	5	376	565
Interest income	844	1,929	2,430	4,130

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest expense	(6,662)	(8,512)	(13,526)	(16,627)
Income tax expense	(39,890)	(30,075)	(67,278)	(49,845)

Net cash provided by (used in) operating activities	$(35,680)	$(6,285)	$8,091	$146,740

Consolidated Condensed Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008
	(Dollars in thousands)

Assets
Cash and cash equivalents	$104,611	$102,396
Receivables - net	669,999	636,486
Inventories	689,686	616,710
Deferred income taxes	40,162	53,133
Prepaid expenses and other	29,265	26,045

Total current assets	1,533,723	1,434,770

Goodwill	335,055	330,211
Intangible assets - net	224,232	230,451
Other assets	64,690	68,823

Total other assets	623,977	629,485
Property, plant and equipment - net	500,070	488,396

Total assets	$2,657,770	$2,552,651

Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$392,672	$438,626
Liabilities to customers on uncompleted contracts and warranties	189,158	252,304
Income taxes	81,927	70,091
Current maturities of long-term debt and short-term obligations	95,659	69,291

Total current liabilities	759,416	830,312

	June 30, 2009	December 31, 2008
Deferred income taxes	52,079	52,895
Pension, postretirement benefits and other	202,657	218,181

Total long-term liabilities	254,736	271,076
Long-term debt, less current maturities	500,865	501,755
Common stockholders’ investment	1,142,753	949,508

Total liabilities and common stockholders’ investment	$2,657,770	$2,552,651

Segment Information (Unaudited)

	Quarter Ended June 30, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$356,042	$81,205	$5,591	$9,682	$1,109,720
Underground mining	368,394	55,169	8,608	3,454	1,548,050

Total operations	724,436	136,374	14,199	13,136	2,657,770
Corporate	—	(7,768)	—	—	—

Consolidated total	$724,436	128,606	14,199	$13,136	$2,657,770

Interest income		(844)	—
Interest expense		6,662	—
Other expense		618	795

Earnings before income taxes		$122,170	$14,994

	Quarter Ended June 30, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$301,779	$64,259	$5,488	$18,654	$978,881
Underground mining	319,229	44,298	8,790	4,488	1,358,026

Total operations	621,008	108,557	14,278	23,142	2,336,907
Corporate	—	(8,813)	—	—	—

Consolidated total	$621,008	99,744	14,278	$23,142	$2,336,907

Interest income		(1,929)	—
Interest expense		8,512	—
Other expense		769	769

Earnings before income taxes		$92,392	$15,047

	Six Months Ended June 30, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$667,045	$146,237	$11,260	$18,273	$1,109,720
Underground mining	663,135	92,516	17,538	6,064	1,548,050

Total operations	1,330,180	238,753	28,798	24,337	2,657,770
Corporate	—	(15,555)	—	—	—

Consolidated total	$1,330,180	223,198	28,798	$24,337	$2,657,770

Interest income		(2,430)	—
Interest expense		13,526	—
Other expense		5,643	1,816

Earnings before income taxes		$206,459	$30,614

	Six Months Ended June 30, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$585,837	$118,603	$10,080	$34,243	$978,881
Underground mining	552,152	63,547	19,604	10,084	1,358,026

Total operations	1,137,989	182,150	29,684	44,327	2,336,907
Corporate	—	(14,874)	—	—	—

Consolidated total	$1,137,989	167,276	29,684	$44,327	$2,336,907

Interest income		(4,130)	—
Interest expense		16,627	—
Other expense		1,536	1,536

Earnings before income taxes		$153,243	$31,220

Sales consisted of the following:

	Quarter Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$150,327	$139,069	8.1%	$297,303	$282,077	5.4%
Aftermarket parts and service	205,715	162,710	26.4%	369,742	303,760	21.7%

	356,042	301,779	18.0%	667,045	585,837	13.9%

Underground mining:
Original equipment	216,522	185,500	16.7%	397,590	326,616	21.7%
Aftermarket parts and service	151,872	133,729	13.6%	265,545	225,536	17.7%

	368,394	319,229	15.4%	663,135	552,152	20.1%

Total:
Original equipment	366,849	324,569	13.0%	694,893	608,693	14.2%
Aftermarket parts and service	357,587	296,439	20.6%	635,287	529,296	20.0%

	$724,436	$621,008	16.7%	$1,330,180	$1,137,989	16.9%

The increase in surface mining original equipment sales for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was due to the timing of revenue recognized during the manufacture and assembly of walking draglines in Australia and Canada. Electric mining shovel sales in the second quarter of 2009 decreased slightly compared to the second quarter of 2008 and electric mining shovel sales for the first six months of 2009 were generally consistent with the first six months of 2008. Blasthole drill sales for the quarter and six months ended June 30, 2009 were generally consistent with the quarter and the six months ended June 30, 2008.

The increase in surface mining aftermarket parts and service sales for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was primarily in the Chilean, Australian and United States markets with a moderate increase in the Chinese market and, for the second quarter, the Canadian market. Surface mining sales for the six months ended June 30, 2009 were negatively impacted by $28.7 million due to the effect of the stronger U.S. dollar on sales denominated in foreign currencies compared to the six months ended June 30, 2008.

The increase in underground mining original equipment sales for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was primarily the result of moderate increases in the longwall, room and pillar and belt systems product lines. The increase in underground mining aftermarket parts and service sales for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was primarily due to increased longwall projects in the United States, offset by a decline in the Australian market resulting from reduced mining activities as a result of lower coal prices. Underground mining sales for the six months ended June 30, 2009 were negatively impacted by $54.3 million due to the effect of the stronger U.S. dollar on sales denominated in foreign currencies compared to the six months ended June 30, 2008.

Gross profit for the second quarter of 2009 was $205.3 million, or 28.3% of sales, compared to $174.1 million, or 28.0% of sales, for the second quarter of 2008. Gross profit for the six months ended June 30, 2009 was $375.4 million, or 28.2% of sales, compared to $315.7 million, or 27.7% of sales, for the six months ended June 30, 2008. Gross profit was affected by purchase accounting adjustments as a result of the acquisition of DBT GmbH (“DBT”) in 2007 as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands)

(Increase) decrease due to purchase accounting adjustments	$(464)	$3,144	$(949)	$11,891
Gross margin increase (reduction)	—	(0.5)	—	(1.1)

The increase in gross profit was primarily due to increased sales in both the surface and underground mining segments. Excluding the effect of the DBT purchase accounting adjustments, gross profit was 28.3% of sales for the second quarter of 2009 compared to 28.5% of sales for the second quarter of 2008 and was 28.2% of sales for the six months ended June 30, 2009 compared to 28.8% of sales for the six months ended June 30, 2008. The year-to-date decrease was due primarily to the mix of original equipment orders in the underground mining segment.

Operating earnings were as follows:

	Quarter Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining	$81,205	$64,259	26.4%	$146,237	$118,603	23.3%
Underground mining	55,169	44,298	24.5%	92,516	63,547	45.6%

Total operations	136,374	108,557	25.6%	238,753	182,150	31.1%
Corporate	(7,768)	(8,813)	11.9%	(15,555)	(14,874)	(4.6)%

Consolidated total	$128,606	$99,744	28.9%	$223,198	$167,276	33.4%

Operating earnings for the underground mining segment were reduced by amortization of purchase accounting adjustments related to the acquisition of DBT of $3.4 million and $7.5 million for the quarter and six months ended June 30, 2009, respectively, compared to $7.4 million and $21.7 million for the quarter and six months ended June 30, 2008, respectively.

Other expense for the quarter and six months ended June 30, 2009 was $0.6 million and $5.6 million, respectively, compared to $0.8 million and $1.5 million for the quarter and six months ended June 30, 2008, respectively. The increase for the first six months of 2009 was primarily due to $3.8 million of losses that were reclassified from accumulated other comprehensive income into earnings due to the discontinuance of cash flow hedges. The cash flow hedges were concurrently settled and extended because an original forecasted transaction did not occur within the original specified time period as a result of customer requested delays of two orders in the underground mining segment. It is anticipated that the losses will be recovered in 2010 when the hedges come due.

Net earnings for the second quarter of 2009 were $82.3 million, or $1.08 per share on a fully diluted basis, compared to $62.3 million, or $0.83 per share on a fully diluted basis, for the second quarter of 2008. Net earnings for the six months ended June 30, 2009 were $139.2 million, or $1.84 per share on a fully diluted basis, compared to $103.4 million, or $1.37 per share on a fully diluted basis, for the six months ended June 30, 2008. Net earnings were reduced (increased) by amortizations of purchase accounting adjustments related to the acquisition of DBT as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Inventory fair value adjustment charged to cost of product sold	$—	$3,229	$—	$12,088
Amortization of intangible assets	4,029	4,462	8,744	10,258
Depreciation of fixed assets	(627)	(327)	(1,282)	(682)

Operating earnings	3,402	7,364	7,462	21,664
Income tax benefit	1,143	2,293	2,476	7,075

Total	$2,259	$5,071	$4,986	$14,589

EBITDA was as follows:

	Quarter Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
EBITDA	$142,982	$114,022	25.4%	$248,169	$196,960	26.0%
EBITDA as a percent of sales	19.7%	18.4%		18.7%	17.3%

EBITDA includes the impact of non-cash stock compensation expense, severance expenses, loss on disposal of fixed assets and the inventory fair value purchase accounting adjustment charged to cost of products sold as set forth in the Other Financial Data table beneath the Consolidated Condensed Statements of Earnings.

Capital expenditures for the first six months of 2009 were $24.3 million, which included $8.6 million related to the expansion and additional renovation of Bucyrus’ South Milwaukee facilities. Bucyrus’ capital expenditures for 2009 are still expected to be between $60 million and $70 million.

Backlog as of June 30, 2009 and December 31, 2008, as well as the portion of backlog which is expected to be recognized within 12 months of these dates, was as follows:

	June 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)

Surface Mining:
Total	$1,146,534	$1,367,242	(16.1)%
Next 12 months	$652,642	$906,884	(28.0)%

Underground Mining:
Total	$838,336	$1,135,212	(26.2)%
Next 12 months	$576,060	$806,074	(28.5)%

Total:
Total	$1,984,870	$2,502,454	(20.7)%
Next 12 months	$1,228,702	$1,712,958	(28.3)%

A portion of the surface mining backlog as of June 30, 2009 and December 31, 2008 was related to multi-year contracts that will generate revenue in future years.

New orders were as follows:

	Quarter Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$32,616	$194,390	(83.2)%	$128,173	$455,180	(71.8)%
Aftermarket parts and service	171,574	265,080	(35.3)%	318,165	619,789	(48.7)%

	204,190	459,470	(55.6)%	446,338	1,074,969	(58.5)%

Underground mining:
Original equipment	23,526	144,007	(83.7)%	121,543	497,115	(75.6)%
Aftermarket parts and service	139,898	173,071	(19.2)%	244,715	297,455	(17.7)%

	163,424	317,078	(48.5)%	366,258	794,570	(53.9)%

Total:
Original equipment	56,142	338,397	(83.4)%	249,716	952,295	(73.8)%
Aftermarket parts and service	311,472	438,151	(28.9)%	562,880	917,244	(38.6)%

	$367,614	$776,548	(52.7)%	$812,596	$1,869,539	(56.5)%

The decrease in surface mining original equipment new orders for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was primarily due to a decline in electric mining shovel and blasthole drill new orders, which was attributable to the reduced demand for the commodities mined by Bucyrus equipment as a result of current global economic conditions.

Surface mining aftermarket parts and service new orders for the quarter and six months ended June 30, 2009 have declined in most markets compared to the same periods for 2008 as a result of current global economic conditions. Included in surface mining aftermarket parts and service new orders for the second quarter of 2009 was $9.7 million related to multi-year contracts that will generate revenue in future years, compared to $70.0 million in the second quarter of 2008. Surface mining aftermarket parts and service new orders related to multi-year contracts was $15.5 million for the first six months of 2009 compared to $278.7 million for the first six months of 2008. Multi-year contracts vary in size and are not typically received on a regular basis.

The decrease in underground mining original equipment new orders for the second quarter of 2009 compared to the second quarter of 2008 was primarily due to larger longwall new orders with customers in the United States and Russia during the second quarter of 2008 and reduced longwall and room and pillar new orders in 2009 as a result of current global economic conditions. The decrease in underground mining original equipment new orders for the first six months of 2009 compared to the first six months of 2008 was primarily due to the sale of five longwall systems to a customer in the Czech Republic in the first quarter of 2008. Longwall and room and pillar new orders have been negatively impacted in 2009 as a result of current global economic conditions. The decrease in underground mining aftermarket parts and service new orders for the quarter and six months ended June 30, 2009 compared to the same periods for 2008 was primarily in Australia and South Africa due to high order levels related to longwall equipment in 2008. Current global economic conditions have resulted in moderate declines in all markets for underground mining aftermarket new orders.

Conference Call

Bucyrus will hold a telephone conference call pertaining to this news release at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, July 24, 2009. Interested parties should call (888) 679-8034 ((617) 213-4847 for international callers), participant passcode 39245672. A replay of the call will be available until August 23, 2009 at (888) 286-8010 ((617) 801-6888 internationally), passcode 58315291. The conference call will also be available as a web cast, which can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until August 23, 2009.

Special Note Regarding Online Availability of Bucyrus Releases and Filings

All Bucyrus financial news releases and SEC filings are posted to Bucyrus’ website, www.bucyrus.com. Automatic email alerts for these postings, corporate and general releases as well as product information also are available at www.bucyrus.com.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, changes in interest rates, changes in customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	changes in global financial markets and global economic conditions;

•	our customers deferring, delaying or canceling capital investments due to volatility and tightening of credit markets, unprecedented financial market conditions and a global recession;

•	disruption of our plant operations due to equipment failures, natural disasters or other reasons;

•	our ability to attract and retain skilled labor;

•	our production capacity;

•	our ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule;

•	our dependence on the commodity price of coal and other conditions in the coal market;

•	our reliance on significant customers;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	the highly competitive nature of the mining industry;

•	our ability to continue to offer products containing innovative technology that meets the needs of our customers;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	product liability, environmental and other potential litigation;

•	work stoppages at our company, our customers, our suppliers or providers of transportation;

•	our ability to satisfy underfunded pension and postretirement obligations;

•	our ability to protect intellectual property; and

•	the availability of operating cash to service our indebtedness.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ 2008 Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.